Exhibit 10.3

WAIVER OF ANNUAL BONUS FOR 2017 FISCAL YEAR

WHEREAS, Jens Hauvn (“Employee”) and IEC Electronics Corp. (“Company”), collectively referred to as “the Parties,” are parties to an Employment Agreement (“Agreement”) dated March 20, 2015, which sets forth the terms and conditions of the Employee’s employment by the Company; and

WHEREAS, Section 3.2 of the Agreement provides that Employee shall be eligible to receive an annual performance bonus for each fiscal year of the Company; and

WHEREAS, Section 3.2 of the Agreement further provides that Employee’s eligibility for the annual performance bonus shall be determined pursuant to the terms of the Company’s Management Incentive Plan or any successor arrangement thereto (“MIP”), with payment to be made within 15 days of the receipt by the Company of the audited financial statements for such fiscal year; and

WHEREAS, based on the Company’s current performance year to date for fiscal year 2017, the Parties acknowledge that it is unlikely that reasonable eligibility targets will be achieved or that Employee will be eligible for an annual performance bonus for the 2017 fiscal year; and

WHEREAS, the Parties wish to waive the requirement, in Section 3.2 of the Agreement, for an annual performance bonus for each of the fiscal years 2017 and 2018 only, so as to allow the Company to instead implement an MIP that looks at performance over a two-year period rather than on a single fiscal year basis;

NOW, THEREFORE, in consideration of Employee’s continued employment by the Company and in exchange for the other mutual covenants and promises herein, the Parties agree as follows:

1.Employee waives his right to be considered for, or paid, an annual performance bonus for the 2017 fiscal year, regardless of whether targets for the 2017 fiscal year are likely to be achieved, or whether Employee would otherwise be eligible for a performance bonus based solely on 2017 fiscal year performance. Employee also waives his right to be considered for, or paid, an annual performance bonus based solely on 2018 fiscal year performance.
2.In exchange for Employee’s waiver of his right to be considered for an annual performance bonus based solely on single year performance for each of the 2017 and 2018 fiscal years, the Company will implement a two-year MIP that will cover the 2017 and 2018 fiscal years. Employee’s eligibility for a performance bonus under the two-year MIP will be determined based on performance against targets over the combined two-year period, with payment of the bonus to be made within 15 days of receipt of the Company’s audited financial statements for the 2018 fiscal year. The target value of Employee’s bonus shall be at least 45% of his base salary for the combined two-year period.

Exhibit 10.3

3.In light of Employee’s waiver of his right to an annual performance bonus based on single year performance for each of the 2017 and 2018 fiscal years, Employee acknowledges and agrees that the Company’s failure to determine Employee’s eligibility for an annual performance bonus based solely on single year performance in each of the 2017 and 2018 fiscal years, or to pay an annual performance bonus based on fiscal year performance within 15 days of the Company’s receipt of the audited financial statements for each of the 2017 and 2018 fiscal years, shall not constitute a material breach under Section 4.5 of the Agreement or otherwise provide “good cause” for Employee to terminate the Agreement.

DATED: March 23, 2017	JENS HAUVN

/s/ Jens Hauvn
	By:	Jens Hauvn

DATED: March 23, 2017	IEC ELECTRONICS CORP.

/s/ Jennifer Brown
	By:	Jennifer Brown
	Title:	VP of Human Resources & Corporate Secretary

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